Exhibit 10.29

RESTRICTED STOCK UNIT AGREEMENT

LIFEWAY FOODS, INC.

This Agreement is made as of April 27, 2022 and is by and between Lifeway Foods, Inc., an Illinois corporation (the “Company”) and Jason Scher (“Director”), a non-employee director.

Restricted Stock Units

1.	Grant Date. After compensation to the board of directors (the “Board”) on August 12, 2021 was approved by the Board, the Company hereby grants Director as of April 27, 2022 (the “Grant Date”), an award (“Award”) in the form of 40,625 restricted stock units (the “Units”), subject to the terms and conditions set forth herein.

2.	Accounts. The Units granted to Director shall be credited to an account (the “Account”) established and maintained for Director. The Account shall be the record of Units granted to the Director pursuant to this Agreement, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. Except as otherwise provided herein, the Units shall remain non-vested and subject to substantial risk of forfeiture.

Valuation of Restricted Stock Units

4.	Value of Units. The value of each Unit on any date shall be equal to the value of one share of the Company’s common stock (“Company Stock”) on such date.

5.	Value of Stock. For purposes of this Agreement, the value of the Company’s Common Stock is the closing price of the Company Stock on the relevant date.

Vesting of Restricted Stock Units

6.	Vesting. Of the 40,625 Units, Director’s interest in 35,268 Units is fully vested and non-forfeitable as of the date hereof. With respect to remaining 5,357 Units, Director’s interest in 1,786 Units will vest and become non-forfeitable on August 12, 2022; 1,786 Units will vest and become non-forfeitable on August 12, 2023 and the remaining 1,785 Units shall vest and become non-forfeitable on August 12, 2024. In the event of a change of control of the Company, the unvested Units shall become fully vested.

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Termination of Service During the Vesting Period

7.	Death or Disability. Anything in this Agreement to the contrary notwithstanding, if Director dies or becomes Disabled while serving as a director for the Company or an Affiliate and prior to the forfeiture of the Units under Section 8, all Units that are forfeitable shall become non-forfeitable as of the date of Director’s death or Disability, as the case may be and shall be paid in accordance with the provisions contained herein. For purposes of this Agreement, “Disability” or “Disabled” means Director’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

8.	Forfeiture. If Director’s service as a director for the Company or an Affiliate terminates for any reason other than Director’s death or Disability, all unvested Units at such time shall be forfeited.

Payment of Awards

9.	Time of Payment. Payment of Director’s vested Units shall only be made as soon as practicable after Director no longer serves as a director for the Company.

10.	Form of Payment. If previously approved by the Company’s shareholders, the vested Units shall be paid in whole shares of the Company’s Common Stock and if not previously approved by the Company’s shareholders, the vested Units shall be paid in cash equal to the number of vested Units multiplied by the value of the Company Stock (as determined in accordance with Section 5) on the last day that the Director serves as a director of the Company.

11.	Death of Director. If Director dies prior to the payment of his or her non-forfeitable Units, such Units shall be paid to his or her beneficiary or his estate. The Company shall pay the amounts due hereunder to the beneficiary designated by Director or his executor. If Director fails to designate a beneficiary, or if at the time of the Director’s death there is no surviving beneficiary, any amounts payable will be paid to the Director’s estate.

General Provisions

12.	No Right to Continued Service. Neither this Award nor the granting or vesting of Units shall confer upon Director any right with respect to continuance of service as a director for the Company or an Affiliate.

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13.	Change in Capital Structure. The terms of this grant shall be adjusted as the Compensation Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

14.	Section 409A. This Agreement is intended to comply with, or satisfy an exemption from, the provisions of Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code or an exemption therefrom.

15.	Governing Law. This Award shall be governed by the laws of the State of Illinois and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the State of Illinois.

16.	Binding Effect. Subject to the limitations stated above, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Director and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

LIFEWAY FOODS, INC

By:	/s/ Julie Smolyansky

JASON SCHER

/s/ Jason Scher

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